Exhibit 99.1

Alaska Communications Systems Appoints David W. Karp to Board of Directors

ANCHORAGE, Alaska--(BUSINESS WIRE)--March 21, 2011--Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ:ALSK) today announced the election of David W. Karp to its board of directors.

Karp is president and chief executive officer of Northern Air Cargo, Inc., an Alaska-based cargo airline with operations across Alaska, the Lower 48, Canada and Mexico. Prior to joining Northern Air Cargo, Karp served as vice president and chief operating officer of Anchorage-based Hawaiian Vacations and as executive director of the Alaska Tourism Marketing Council.

In addition, Karp serves as a member of the Alaska Pacific University Board of Trustees, the Alaska Air Carriers Association Board of Directors and as Chairman of the Board for the Alaska Aviation Museum. Karp holds a BA from the University of Oregon and has completed the Owner President Manager Program at the Harvard School of Business.

“David’s leadership of a service-based firm operating across Alaska and experience expanding into the Lower 48 will serve our board well. David is a respected leader in the Alaska community, and has a great passion and track record of building organizations for long-term success. David’s background complements those of the other directors and will make him a valuable addition to the ACS board,” said Anand Vadapalli, ACS president and chief executive officer.

“I am honored to join the board of ACS,” said Karp. “I have watched Alaska Communications bring value to Alaskans and Alaska businesses throughout the years. Whether being first to bring 3G wireless to the state, investing $175 million in fiber to the lower 48, or now, with value-added services like data hosting, managed services, videoconferencing, fleet management and an early investment in 4G, ACS is a telecommunications and technology leader in the state. I look forward to working with my fellow board members and management as ACS grows and expands to the Lower 48 and as we identify new growth opportunities for the company.”

About Alaska Communications

Headquartered in Anchorage, Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ:ALSK), through its subsidiaries, provides Alaska Communications services and is Alaska's leading provider of broadband and other wireline and wireless solutions across businesses and consumers. The Alaska Communications wireline operations include the state's most advanced data networks and the most diverse undersea fiber optic system connecting Alaska to the contiguous United States. The company’s wireless operations include a statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, Alaska Communications seeks to drive top and bottom-line growth, while continually improving the customer experience and cost structure through process improvement. More information can be found on the company's website at www.alaskacommunications.com or at its investor site at www.alsk.com.

CONTACT:
ACS Corporate Communications
Heather Cavanaugh, 907-564-7722
Director, Corporate Communications